Exhibit 99.3

February 25, 2025

Youlife Group Inc.

Room C431, Changjiang Software Park

No.180 South Changjiang Road

Baoshan District, Shanghai, 201900

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Youlife Group Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto. I further agree that immediately upon the consummation of the business combination described in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yeeli Hua Zheng
Name:	Yeeli Hua Zheng